UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 24, 2007

INTERNATIONAL SHIPHOLDING CORPORATION
 (Exact name of registrant as specified in its charter

                                         Delaware                                                  2-63322                                             36-2989662
   (State or other jurisdiction                  (Commission File Number)   (IRS Employer Identification No.)
                                        of incorporation)

                                         11 North Water Street, Mobile, Alabama                                                         36602
                         (Address of principal executive offices)                                                     (Zip Code)

(251) 243-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On August 24th, 2007 International Shipholding Corporation (the “Company”) entered into a Memorandum of Agreement (MOA) for the purchase of one 6400 CEU Panamanian flagged pure car and truck carrier to be reflagged under the United States flag (the “Vessel”).  Under the MOA, the purchase was subject to significant conditions and was, in the opinion of the Company’s management, the equivalent of a letter of intent.  On September 10, 2007, the Company entered into a Loan Agreement by and among (1) Waterman Steamship Corporation (WSC), a wholly-owned subsidiary of the Company, as borrower, (2) the Company, as guarantor, and (3) DnB NOR Bank ASA, as facility agent and security trustee.  Under this Loan Agreement, the Lenders agreed to provide WSC with a term loan of up to Five Billion Yen (¥5,000,000,000), or approximately $43 million at current exchange rates. The Company purchased and took possession of the Vessel on September 13, 2007.

                The loan is secured by the Vessel, its charter hire and insurances, and is guaranteed by the Company.  The loan originally entered into under a floating Libor to Yen interest rate but has been swapped to a Yen fixed rate facility plus an applicable margin of 0.85%.

                The Loan Agreement contains affirmative and negative covenants that, among other things, require the Company to maintain a specified tangible net worth, leverage ratio, interest coverage ratio and working capital.  The Loan Agreement also contains customary events of default.  Upon the occurrence of an event of default that remains uncured after any applicable cure period, WSC may be required to make immediate repayment of all indebtedness to the Lenders and the Lenders would be entitled to pursue other remedies against WSC, the Vessel and the Company under its guaranty.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SHIPHOLDING CORPORATION
.

    By:  /s/ Niels M. Johnsen
        Niels M. Johnsen
        President

Date:  September 19, 2007